Exhibit 10.1

Partners for Growth

Loan and Security Agreement

Borrower:	Advanced Photonix, Inc., a Delaware corporation
Address:	2925 Boardwalk, Ann Arbor, MI 48104

Borrower:	Picometrix, LLC, a Delaware limited liability company
Address:	2925 Boardwalk, Ann Arbor, MI 48104

Date:	February 8, 2013

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into on the above date (the “Effective Date”) between PARTNERS FOR GROWTH III, L.P. (“PFG”), whose address is 150 Pacific Avenue, San Francisco, CA 94111 and the borrower(s) named above (jointly and severally, the “Borrower”), whose chief executive offices are located at the above addresses  (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently, is an integral part of this Agreement.  (Definitions of certain terms used in this Agreement are set forth in Section 7 below.)

1.LOANS.

1.1  Loans. PFG will make loans to Borrower (the “Loan” or “Loans”) in the amounts shown on the Schedule and, notwithstanding any other provision of this Agreement, provided no Default or Event of Default has occurred and is continuing at any time a Loan is requested or made.

1.2   Interest.  All Loans and all other monetary Obligations shall bear interest at the rates shown on the Schedule, except where expressly set forth to the contrary in this Agreement.  Interest shall be payable monthly, on the first day of each month for interest accrued during the prior month.

1.3  Fees.  Borrower shall pay PFG the fees shown on the Schedule, which are in addition to all interest and other sums payable to PFG and are not refundable.

1.4  Loan Requests.  To obtain a Loan, Borrower shall make a Loan request to PFG by facsimile or telephone. Loan requests may also be made by Borrower by email, but the same shall not be deemed made until PFG acknowledges receipt of the same by email or otherwise in writing. Loan requests received after 12:00 Noon Pacific time will not be considered to have been received by PFG until the next Business Day.  PFG may rely on any telephone request for a Loan given by a person whom PFG believes in good faith is an authorized representative of Borrower and Borrower will indemnify PFG for any loss PFG suffers as a result of that reliance.

1.5  Late Fee.  If any payment of accrued interest for any month is not made within three business days after the later of the date a bill therefor is sent by PFG or three business days after the due date therefor, or if any payment of principal or any other payment is not made within three Business Days after the date due, then Borrower shall pay PFG a late payment fee equal to 5% of the amount of each such late payment.  The provisions of this paragraph shall not be construed as PFG’s consent to Borrower’s failure to pay any amounts when due, and PFG’s acceptance of any such late payments shall not restrict PFG’s exercise of any remedies arising out of any such failure.

2.  SECURITY INTEREST.

2.1  Grant of Security Interest.  To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to PFG a continuing security interest in, and pledges to PFG, all of the following (collectively, the “Collateral”):  all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds  (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower’s books relating to any and all of the above.

Partners for Growth	Loan and Security Agreement

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce PFG to enter into this Agreement and to make Loans, Borrower represents and warrants to PFG as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and thereafter until all Obligations have been paid and performed in full:

3.1  Corporate Existence and Authority.  Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Borrower shall give PFG 30 days’ prior written notice before changing its jurisdiction or form of organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would result in a Non-Trivial adverse effect on Borrower or its business. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iii) do not violate Borrower’s Constitutional Documents, or any law or any  material agreement or instrument of Borrower or relating to its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument of Borrower or relating to its property.

3.2  Name; Trade Names and Styles.  As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Constitutional Documents.  Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the date hereof.  Borrower shall give PFG 30 days' prior written notice before changing its name or doing business under any other name.  Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.

3.3  Place of Business; Location of Collateral.  As of the date hereof, the address set forth in the heading to this Agreement is Borrower's chief executive office.  In addition, as of the date hereof, Borrower has places of business and Collateral is located only at the locations set forth in the Representations.  Borrower will give PFG at least 30 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower’s Address or one of the locations set forth in the Representations, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.

3.4  Title to Collateral; Perfection.

(a)Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower and Intellectual Property that is licensed to Borrower.  The Collateral now is and will remain free and clear of any and all Liens, except for Permitted Liens.  PFG now has, and will continue to have, a First-Priority perfected and enforceable security interest in all of the Collateral, subject only to Permitted Liens, and Borrower will at all times defend PFG and the Collateral against all claims of others.

(b)Borrower has set forth in the Representations all of Borrower’s Deposit Accounts, and Borrower will give PFG five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to PFG a control agreement in form sufficient to perfect PFG’s security interest in the Deposit Account and otherwise satisfactory to PFG in its good faith business judgment.

(c)In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify PFG thereof in writing and provide PFG with such information regarding the same as PFG shall request (unless providing such information would waive the Borrower’s attorney-client privilege).  Such notification to PFG shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to PFG, and Borrower shall execute and deliver all such documents and take all such actions as PFG shall request in connection therewith.

(d) After the Effective Date, Borrower shall not cause Collateral with an aggregate value in excess of $250,000 per annum from becoming subject to a real property lease pursuant to which the lessor may obtain rights in any of such Collateral that would prohibit, restrain, impair or prohibit Borrower's (or PFG’s) right to remove any Collateral from the leased premises. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by PFG, use commercially reasonable efforts to cause such third party to execute and deliver to PFG, in form acceptable to PFG, such waivers and subordinations as PFG shall specify in its good faith business judgment.  Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

Partners for Growth	Loan and Security Agreement

3.5  Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose.  Borrower will immediately advise PFG in writing of any material loss or damage to the Collateral.

3.6  Books and Records.  Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

3.7  Financial Condition, Statements and Reports.  All Financial Statements now or in the future delivered to PFG have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP, at the times and for the periods therein stated.  Between the last date covered by any such statement provided to PFG and the date hereof, there has been no Material Adverse Change.

3.8  Tax Returns and Payments; Pension Contributions.  Borrower has timely filed, and will timely file, all Non-trivial required Tax Returns and reports, and Borrower has timely paid, and will timely pay, all Non-trivial Taxes now or in the future owed by Borrower.  So long as no Default has occurred and so long as the filing of a lien or taking of Collateral has not been noticed or is not reasonably imminent, PFG will deem any such amounts aggregating less than $50,000 to be Trivial. Notwithstanding the foregoing, Borrower may defer payment of Taxes which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, and (ii) notifies PFG in writing of the commencement of, and any material development in, the proceedings, and (iii) takes such steps as are reasonably necessary to ensure such Taxes do not result in a recorded Lien upon or seizure of any of the Collateral.  Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional Taxes becoming due and payable by Borrower.  Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Body.

3.9  Compliance with Law.  Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all Legal Requirements, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

3.10  Litigation.  There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower’s knowledge) threatened against or affecting Borrower in any court or before any Governmental Body (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change.  Borrower will promptly inform PFG in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $50,000 or more, or involving $100,000 or more in the aggregate.

3.11  Use of Proceeds.  All proceeds of all Loans shall be used solely for lawful business purposes.  Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12  No Default.  At the date hereof, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to any Loans being made concurrently herewith.

3.13 Protection and Registration of Intellectual Property Rights.  Borrower owns or otherwise hold the right to use all intellectual property rights, including, without limitation, all patents, copyrights, trademarks, Domain Rights (as defined below), trade secrets and computer software,  necessary for the conduct of its business as currently conducted.  Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property, other than intellectual property that is not material to Borrower’s business and that Borrower has affirmatively determined not to maintain or to abandon; (b) promptly advise PFG in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without PFG’s written consent, other than intellectual property that is not material to Borrower’s business and that Borrower has affirmatively determined not to maintain or to abandon.  If, before the Obligations have been paid and/or performed in full, Borrower shall (i) adopt, use, acquire or apply for registration of any trademark, service mark or trade name, (ii) apply for registration of any patent or obtain any patent or patent application; (iii) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with the U.S. Copyright Office or any non-U.S. equivalent; or (iv) register or acquire any domain name or domain name rights, then the provisions of Section 2.1 shall automatically apply thereto, and Borrower shall use all commercially reasonable efforts to give PFG advance written notice thereof and in any event shall thereafter give PFG prompt written notice thereof (which for purposes hereof shall be deemed to be not more than three (3) Business Days). Borrower shall further provide PFG with all information and details relating to the foregoing and take such further actions as PFG may reasonably request from time to time to enable PFG to perfect or continue the perfection of PFG's interest in such Collateral.

Partners for Growth	Loan and Security Agreement

3.14  Domain Rights and Related Matters.  Borrower (a) is the sole record, legal and beneficial owner of all domain names and domain name rights used in connection with its business and that of its Subsidiaries, free and clear of any rights or claims of any third party; (b) the information provided in the Representations with respect to domain names and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities (collectively, “Domain Rights”) is true, accurate and complete and Borrower shall promptly notify PFG of any material changes to such information; (c) shall maintain all Domain Rights that Borrower has not affirmatively determined to abandon in full force and effect so long as any Obligations remain outstanding; (d) shall, upon request of PFG, notify such third parties (including domain registrars, hosting companies and internet service providers) of PFG’s security interest in Borrower’s Domain Rights; and (e) promptly advise PFG in writing of any Non-trivial disputes or infringements of its Domain Rights.

4.  ADDITIONAL DUTIES OF BORROWER.

Borrower will at all times comply with all of the following covenants throughout the term of this Agreement:

4.1  Financial and Other Covenants.  Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

4.2.  Remittance of Proceeds. Subject to the rights of the Senior Lender, all proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to PFG in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as PFG shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to PFG (i) the proceeds of Accounts arising in the ordinary course of business, or (ii) the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year).  Borrower agrees that it will not commingle proceeds of Collateral (other than those described in subclauses (i) and (ii) above) with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for PFG, except as set forth above, and subject to the rights of the Senior Lender. PFG may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a Lock-Box account, or such other "blocked account" as PFG may specify, pursuant to a blocked account agreement in such form as PFG may specify in its good faith business judgment.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.3  Insurance.  Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to PFG, in such form and amounts as PFG may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to PFG.  All such insurance policies shall name PFG as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to PFG.  Upon receipt of the proceeds of any such insurance, subject to the rights of the Senior Lender, such proceeds shall, at PFG’s option, be payable to PFG on account of the Obligations.  PFG may require reasonable assurance that the insurance proceeds so released will be so used.  If Borrower fails to provide or pay for any insurance, PFG may, but is not obligated to, obtain the same at Borrower's expense.  Borrower shall promptly deliver to PFG copies of all material reports made to insurance companies.

4.4  Reports.  Borrower, at its expense, shall provide PFG with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as PFG shall from time to time specify in its good faith business judgment.

4.5  Access to Collateral, Books and Records.  At reasonable times, and on three (3) Business Days” notice, PFG, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $850 per person per day (or such higher amount as shall represent PFG’s then current standard charge for the same), plus reasonable out-of-pocket expenses, provided that so long as no Default or Event of Default has occurred and is then continuing and no prior inspection or audit has revealed material deficiencies or inaccuracies in Borrower’s books and records, only one such inspection and audit shall be at Borrower’s expense during any calendar year.  Notwithstanding the foregoing, Borrower shall not be required to disclose to PFG any document or information (i) where disclosure is prohibited by applicable law or any agreement binding on Borrower, or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.  If Borrower is withholding any information under the preceding sentence, it shall so advise PFG in writing, giving PFG a general description of the nature of the information withheld.

Partners for Growth	Loan and Security Agreement

4.6  Negative Covenants.  Except as may be permitted in the Schedule, Borrower shall not, without PFG's prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do any of the following:

(i) permit or suffer any Change in Control;

(ii) acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;

(iii) Transfer or permit any other Borrower to Transfer any Intellectual Property to any Person out of the ordinary course of business, except as otherwise permitted under this Agreement;

(iv) sell or transfer any Collateral except for (A) the sale of finished Inventory in the ordinary course of Borrower's business, and except for the sale of obsolete or unneeded Equipment and Inventory in the ordinary course of business, (B) the making of Permitted Investments, (C) the granting of Permitted Liens, (D) the sale or transfer during the term of this Agreement of Collateral with an aggregate value less than $750,000 which is then leased back by Borrower, and (E) the non-exclusive licensing of Intellectual Property, provided that Borrower may exclusively license Intellectual Property in the ordinary course of business so long as such license is notified to PFG and is subject to its reasonable consent, which consent will not be unreasonably withheld so long as such license (1) is not effectively the sale of Non-trivial Intellectual Property, and (2) if Non-trivial, is limited by reasonable commercial territory, field of use or other means implying retention by Borrower of a significant quantum of value;

(v) store any Inventory or other Collateral with an aggregate value in excess of $150,000 with any warehouseman or other third party, unless there is in place a bailee agreement in such form as PFG shall specify in its good faith business judgment;

(vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(vii) make any loans of any money or other assets, other than Permitted Investments;

(viii) incur any Indebtedness, other than Permitted Indebtedness;

(ix) guarantee or otherwise become liable with respect to the obligations of another party or entity;

(x) pay or declare any dividends on Borrower's stock (except for dividends payable solely in stock of Borrower);

(xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock, except as required in the ordinary course of business and consistent with past practice in connection with redeeming or purchasing stock of departing employees, up to a maximum aggregate of $25,000 in any fiscal year;

(xii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;

(xiii) without at least thirty (30) days prior written notice to PFG: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $50,000 in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization;

(xiv) with respect to any Non-Borrower Subsidiary, cause or permit such Non-Borrower Subsidiary to own any Non-trivial asset or carry on any business other than its own corporate existence, or cause or permit any Investment to be made in such Non-Borrower Subsidiary, even if such Investment would be a Permitted Investment under this Agreement if made in respect of a Borrower Subsidiary;

(xvi) during the period from the Effective Date through six (6) months from the Effective Date, have at any time in excess of $1,500,000 in loans drawn under the Senior Lender line of credit facility; or

(xvii) liquidate or dissolve or elect to liquidate or dissolve;

(xviii) cause or permit a change in the formula for determining the borrowing base under the Senior Lender revolving line of credit (including any changes to the definition of “Borrowing Base” or any defined term used in the definition of “Borrowing Base”) from the formula set forth in the Senior Loan Documents as in effect on the Effective Date; or

Partners for Growth	Loan and Security Agreement

(xix) without the consent of PFG, which shall not be unreasonably withheld if PFG has a reasonable opportunity to join such person to the Loan Documents as a Borrower and otherwise perfect liens in respect of such new Borrower, cause or permit the Pending Subsidiary or any other non-Borrower Subsidiary to (A) own or receive any Non-trivial assets, or (B) conduct any business other than maintenance of its corporate existence; or

(xx) the Board of directors shall resolve to or approve, or Borrower shall otherwise take any steps to effect, any of the foregoing actions in clauses (i) through (xix), inclusive.

Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction.

4.7  Litigation Cooperation.  Should any third-party suit or proceeding be instituted by or against PFG with respect to any Collateral or relating to Borrower, Borrower shall, without expense to PFG, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that PFG may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

4.8  Changes.  Borrower agrees to promptly notify PFG in writing of any changes in the information set forth in the Representations.

4.9  Further Assurances.  Borrower agrees, at its expense, on reasonable request by PFG, to execute all documents and take all actions, as PFG, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain PFG's perfected First-Priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

5.  TERM.

5.1  Maturity Date.  This Agreement shall continue in effect until the maturity date(s) set forth on the Schedule (the "Maturity Date”), subject to Sections 5.2, 5.3 and 5.4, below.

5.2  Early Termination.  This Agreement may be terminated prior to the Maturity Date as follows:  (i) if expressly permitted in the Schedule, by Borrower, effective three Business Days after written notice of termination is given to PFG; or (ii) by PFG at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

5.3  Payment of Obligations.  On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of PFG's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that PFG may, in its sole discretion, refuse to make any further Loans after termination.  No termination shall in any way affect or impair any right or remedy of PFG, nor shall any such termination relieve Borrower of any Obligation to PFG, until all of the Obligations have been paid and performed in full.  Upon payment and performance in full of all the Obligations and termination of this Agreement, PFG shall promptly terminate its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate PFG's security interests.

5.4  Survival of Certain Obligations. Without limiting the survival of obligations addressed otherwise in this Agreement and notwithstanding any other provision of this Agreement, all covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 8.8 to indemnify PFG shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

6.  EVENTS OF DEFAULT AND REMEDIES.

6.1  Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement, and Borrower shall give PFG immediate written notice thereof:

(a) Any warranty, representation, covenant, statement, report or certificate made or delivered to PFG by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or

(b) Borrower shall fail to pay any Loan or any interest thereon or any other monetary Obligation within three (3) Business Days after the date due; or

Partners for Growth	Loan and Security Agreement

(c) Borrower (i) shall fail to comply with any of the financial covenants set forth in the Schedule, or (ii) shall breach any of the provisions of Section 4.6 hereof, or (iii) shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or (iv) shall fail to permit PFG to conduct an inspection or audit as provided in Section 4.5 hereof or (v) shall fail to provide PFG with a Report under Section 6 of the Schedule within three (3) Business Days after the date due; or

(d) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten (10) Business Days after the date due; or

(e) any levy, assessment, attachment or seizure is made on all or a part of the Collateral with an aggregate value of $50,000 or more which is not cured within five (5) Business Days after the occurrence of the same, or any lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral with an aggregate value of $50,000 or more which is not cured within 20 calendar days after the occurrence of the same; or

(f) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

(g) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in (i) a Material Adverse Change, (ii) a loss, liability or monetary obligation of $150,000 or more; or

(h) Dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, or Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(i) the commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof within 30 days after the date commenced; or

(j) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(k) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(l) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

(m) a default or breach shall occur under any other Loan Document, which default or breach shall be continuing after the later of (1) any applicable expressly specified cure period or (2) five (5) Business Days; or

(n) a Material Adverse Change shall occur.

PFG may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.

6.2  Remedies.  Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, PFG, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following, subject to the rights of the Senior Lender: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes PFG without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as PFG deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should PFG seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that PFG retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to PFG at places designated by PFG which are reasonably convenient to PFG and Borrower, and to remove the Collateral to such locations as PFG may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, PFG shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time PFG obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale.  PFG shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as PFG deems reasonable, or on PFG's premises, or elsewhere and the Collateral need not be located at the place of disposition.  PFG may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition.  Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes PFG to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in PFG's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Exercise any and all rights under any present or future control agreements relating to Deposit Accounts or Investment Property; and (i) Demand and receive possession of copies any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.  All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  Without limiting any of PFG's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate.

Partners for Growth	Loan and Security Agreement

6.3  Standards for Determining Commercial Reasonableness.  Borrower and PFG agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:  (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by PFG, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.;  (v) Payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, PFG may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.  PFG shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

6.4  Power of Attorney.  Upon the occurrence and during the continuance of any Event of Default, without limiting PFG’s other rights and remedies, Borrower grants to PFG an irrevocable power of attorney coupled with an interest, authorizing and permitting PFG (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but PFG agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner:  (a) Execute on behalf of Borrower any documents that PFG may, in its good faith business judgment, deem advisable in order to perfect and maintain PFG's security interest in the Collateral, or in order to exercise a right of Borrower or PFG, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into PFG's possession; (d) Endorse all checks and other forms of remittances received by PFG; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (h) Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give PFG the same rights of access and other rights with respect thereto as PFG has under this Agreement; (j) Execute on behalf of Borrower and file in Borrower’s name such documents and instruments as may be necessary or appropriate to effect the transfer of Domain Rights, domain names, domain registry administrative contacts and domain and website hosting services into the name of PFG or its designees, and (k) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents.  Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by PFG with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.  In no event shall PFG's rights under the foregoing power of attorney or any of PFG's other rights under this Agreement be deemed to indicate that PFG is in control of the business, management or properties of Borrower.

Partners for Growth	Loan and Security Agreement

6.5  Application of Proceeds.  All proceeds realized as the result of any sale of the Collateral shall be applied by PFG first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by PFG in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as PFG shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to PFG for any deficiency.  If, PFG, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, PFG shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by PFG of the cash therefor.

6.6  Remedies Cumulative.  In addition to the rights and remedies set forth in this Agreement, PFG shall have all the other rights and remedies accorded a secured party under the Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between PFG and Borrower, and all of such rights and remedies are cumulative and none is exclusive.  Exercise or partial exercise by PFG of one or more of its rights or remedies shall not be deemed an election, nor bar PFG from subsequent exercise or partial exercise of any other rights or remedies.  The failure or delay of PFG to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

7. DEFINITIONS.  As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person directly or indirectly through any other Person controlling, controlled by or under common control with such Person.

“Business Day” means a day on which PFG is open for business.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) certificates of deposit issued by the Senior Lender and maturing no more than one (1) year after issue, (d) Deposit Accounts expressly permitted under this Agreement (and to the extent conditionally permitted, subject to such relevant conditions), (e) repurchase obligations of any commercial bank or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a), (b) or (c) above, (f) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank, and (g) investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing fifty percent (50%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

Partners for Growth	Loan and Security Agreement

“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

“Collateral” has the meaning set forth in Section 2 above.

“Compliance Certificate” means Borrower’s certification of its compliance with the terms and conditions of this Agreement and such other matters as PFG may require to be addressed in such certificate, in the form as initially set forth as Exhibit B hereto, as such form may be amended from time to time upon advance notice from PFG.

“Constitutional Document” means in relation to any Borrower, such Borrower’s articles of incorporation, formation or association, certificate of incorporation or formation, by-laws or other or other document or instrument required or customary in such Borrower’s jurisdiction of formation, principal place of business or operation, including such Borrower’s agreements with shareholders and joint venture partners.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business or any intercompany obligations between named Borrowers.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by PFG or cured within any applicable cure period.

“Control Agreement” means a written agreement among PFG, Borrower and a depositary bank or other custodian in respect of Borrower’s deposit accounts, securities accounts and investment accounts by which the depositary bank or other custodian, as appropriate, agrees to comply with instructions given from time to time by PFG directing the disposition of the funds, investments and securities in Borrower’s deposit, investment and securities accounts without further consent of Borrower, which instructions may include not complying with instructions (which term may include the honoring of checks written by Borrower against funds in said accounts) given by Borrower.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means the lesser of sixteen and seventy-five one-hundredths percent (16.75%) per annum and the maximum rate of interest that may lawfully be charged to a commercial borrower under applicable usury laws.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

“EBITDA” has the meaning set forth in Section 5 of the Schedule.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 6.1 of this Agreement.

“Financial Statements” means consolidated financial statements of Borrower, including a balance sheet, income statement and cash flow and, in the case of monthly-required financial statements, showing data for the month being reported and a history showing each month from the beginning of the relevant fiscal year.

Partners for Growth	Loan and Security Agreement

“First-Priority” means, in relation to PFG’s security interest in Collateral, a security interest that is prior to any other security interest, with the exception of Permitted Liens that may have priority to PFG’s security interest by agreement or as specified in this Agreement.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of PFG’s business judgment.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, principality, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“including” means including (but not limited to).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, (d) capital lease obligations and (e) Contingent Obligations.

“Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) Domain Rights as described in Section 3.14 hereof, (g) computer software and computer software products; (h) designs and design rights; (i) technology; (j) all claims for damages by way of past, present and future infringement of any of the rights included above; and (k) all licenses or other rights to use any property or rights of a type described above.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Loan and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

Partners for Growth	Loan and Security Agreement

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Knowledge” or “best of knowledge” and words of similar import mean either (i) the actual knowledge of any of Borrower’s officers, including Managing Director, Chief Executive Officer, President, Chief Information Officer (if any), Chief Technology Officer (or equivalent), Chief Financial Officer and Corporate Controller, or Borrower's Vice Presidents or General Managers supervising a business unit or division, or any persons succeeding or performing the responsibilities of such identified positions, or (ii) such knowledge as the persons in such identified positions would have assuming (A) Borrower policies in accordance with generally-accepted norms of corporate governance and (B) the actual exercise of reasonable diligence and prudence by such persons in accordance with such policies.

“Legal Requirement” means any written local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lien” or “lien” is a security interest, claim, mortgage, deed of trust, levy, charge, pledge or other similar encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Lock-Box” means a bank account mechanism whereby Borrower instructs its Account Debtors to pay proceeds of Accounts (including accounts receivable) into an account owned by PFG, from which PFG, in its discretion, disburses funds to Borrower.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between PFG and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of PFG’s security interests in the Collateral.

“Non-Borrower Subsidiary” means any Subsidiary of any Borrower not signatory to this Agreement.

“Non-Overdue Senior Monetary Obligations” means, at any time, the amount of monetary Obligations other than principal Indebtedness owed by Borrower to PFG or the Senior Lender but not then due, such as accrued and unpaid interest not yet due.

"Obligations" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to PFG, including obligations and covenants intended to survive the termination of this Agreement, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including indebtedness under any obligation to purchase equity derivatives purchased or otherwise issued to PFG from time to time, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by PFG in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Ordinary (or “ordinary”) course of business” and derivatives shall apply to an action taken or an action required to be taken and not taken by or on behalf of a Borrower. An action will not be deemed to have been taken in the “ordinary course of business” unless: (a) such action is consistent with its past practices (if such type of action has been taken in the past and, if not, such action shall be deemed not in the ordinary course of business) and is similar in nature and magnitude to actions customarily taken by it; (b) such action is taken in accordance with sound and prudent business practices in its jurisdiction of organization; and (c) such action is not required to be authorized by its shareholders and does not require any other separate or special authorization of any nature.

Partners for Growth	Loan and Security Agreement

“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including without limitation any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Parent” means Borrower, Advanced Photonix, Inc.

“Payment” means all checks, wire transfers and other items of payment received by PFG for credit to Borrower’s outstanding Obligations.

“Pending Subsidiary” means 8348855 Canada, Inc., a Canadian (Quebec) company formed by Borrower in connection with a pending acquisition of assets.

“Permitted Indebtedness” means:

(i) the Loans and other Obligations; and

(ii) Indebtedness existing on the date hereof and shown on Exhibit A hereto;

(iii) Subordinated Debt;

(iv) Indebtedness owing to Senior Lender not to exceed the Senior Debt Limit specified in the Schedule;

(v) other Indebtedness secured by Permitted Liens;

(vi) Indebtedness to trade creditors incurred in the ordinary course of business;

(vii) Indebtedness owing to the Michigan Economic Development Corporation not in excess of the amounts owing as of the Effective Date and set forth in the Representations;

(viii) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $500,000 at any time outstanding, which has been reported to PFG in writing, and, in the case of reimbursement obligations to the Senior Lender in respect of letters of credit which do not exceed the Senior Debt Limit (taking into account all other Indebtedness to Senior Lender).

“Permitted Investments” are:

(i) Investments (if any) shown on Exhibit A and existing on the date hereof;

(ii) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition;

(iii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc;

(iv) unless the subject of PFG’s consent in its good faith business discretion, Investments after the Effective Date in Subsidiaries that are Borrowers or Investments prior to the Effective Date in Subsidiaries existing on the date hereof;

(v) bank certificates of deposit issued maturing no more than 1 year after issue; and

(vi) Investments in connection with a pending acquisition of the assets of “Project Bruins”, as disclosed to PFG, not to exceed $900,000, so long as any entity used to make such acquisition, if not a signatory to this Agreement, becomes bound by this Agreement and the other Loan Documents and such assets become Collateral hereunder.

“Permitted Liens” means the following:

(i) purchase money Liens securing no more than $750,000 in the aggregate amount among all Borrowers on specific items of Equipment acquired or held by Borrower incurred for financing the acquisition of such Equipment or on existing Equipment when acquired, so long as (A) in each case the Lien is confined to the property and improvements and the proceeds of such Equipment, and (b) such amount is without duplication for sale and lease-back transactions under Section 4.6(iv)(D);

(ii) leases of specific items of Equipment;

(iii) Liens for Taxes not yet payable;

Partners for Growth	Loan and Security Agreement

(iv) additional security interests and liens consented to in writing by PFG, which consent may be withheld in its good faith business judgment. PFG will have the right to require, as a condition to its consent under this subparagraph (iv), that the holder of the additional security interest or lien sign an intercreditor agreement on PFG’s then standard form, acknowledge that the security interest is subordinate to the security interest in favor of PFG, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agrees that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement;

(v) Liens being terminated substantially concurrently with this Agreement;

(vi) Liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;

(vii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(viii) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

(ix) statutory, common law or contractual Liens of depository institutions or institutions holding securities accounts (including rights of set-off) securing only customary charges and fees in connection with such accounts; and

(x) Liens in favor of Senior Lender securing an amount not in excess of the Senior Debt Limit.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

“Representations” means the written Representations and Warranties provided by Borrower to PFG referred to in the Schedule.

“Security Instruments” means financing statements filed under the Code in any jurisdiction in which such financing statements may be filed, fixed and floating charges, share charges, mortgage debentures, and any other notices, instruments and filings that reflect the “all assets” security granted to PFG by Borrower in this Agreement and the other Loan Documents.

“Senior Lender” has the meaning set forth in Section 8 of the Schedule.

“Subordinated Debt” means debt incurred by Borrower subordinated to Borrower’s debt to PFG (pursuant to a subordination agreement entered into between PFG, Borrower and the subordinated creditor), on terms acceptable to PFG in its absolute discretion.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar contract.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transfer” or “transfer” shall include any sale, assignment with or without consideration, encumbrance, hypothecation, pledge, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

Partners for Growth	Loan and Security Agreement

“Trivial” and “Non-trivial” mean trivial and non-trivial, respectively, from the perspective of a reasonable lender in PFG’s position, as determined by PFG in its good faith business discretion, and “Non-trivial” includes a lesser level of significance that does the term “material.”

Other Terms.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

8.GENERAL PROVISIONS.

8.1  Confidentiality.  PFG agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by PFG from the Borrower, which indicates that it is confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that PFG may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom PFG shall at any time be required to make such disclosure in accordance with applicable law or legal process, and (ii) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower.  The confidentiality agreement in this Section supersedes any prior confidentiality agreement of PFG relating to Borrower.

8.2  Interest Computation.  In computing interest on the Obligations, all Payments received after 12:00 Noon, Pacific Time, on any day shall be deemed received on the next Business Day.

8.3 Payments. All Payments may be applied, and in PFG's good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as PFG shall determine in its good faith business judgment.

8.4  Monthly Accountings.  PFG shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement.  Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by PFG), unless Borrower notifies PFG in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

8.5  Notices; Authorization to Use Borrower Name, Etc.  All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by fax to the most recent fax number a party has for the other party (and if by fax, sent concurrently by one of the other methods provided herein), or by electronic mail to the most recent electronic mail address for Borrower provided for the chief financial officer or financial controller executing the Representations (and if by electronic mail, with an electronic delivery and/or read receipt), addressed to PFG or Borrower at the addresses shown in the heading to this Agreement, in the Representations or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two Business Days following the deposit thereof in the United States mail, with postage prepaid, or on the first business day of receipt during business hours in the case of notices sent by fax or electronic mail, as provided herein. Borrower irrevocably authorizes PFG to: (i) use Borrower’s logo on PFG’s website and in its marketing materials to denote the lending relationship between PFG and Borrower; (ii) use a “tombstone” to highlight the transaction(s) from time to time between PFG and Borrower; and (iii) to issue press releases in a form reasonable acceptable to Borrower and PFG highlighting and summarizing the credit facilities extended by PFG to Borrower from time to time under this Agreement, as amended from time to time, all of the above (i) through (iii), for marketing purposes.

8.6  Severability.  Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

8.7  Integration.  This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and PFG and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement.  There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

8.8  Waivers; Indemnity.  The failure of PFG at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of PFG later to demand and receive strict compliance therewith.  Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar.  None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of PFG or its agents or employees, but only by a specific written waiver signed by an authorized officer of PFG and delivered to Borrower.  Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by PFG on which Borrower is or may in any way be liable, and notice of any action taken by PFG, unless expressly required by this Agreement. Borrower hereby agrees to indemnify PFG and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between PFG and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall  not extend to damages proximately caused by the indemnitee’s own gross negligence or willful misconduct.  Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

Partners for Growth	Loan and Security Agreement

8.9  No Liability for Ordinary Negligence.  Neither PFG, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of PFG, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing PFG, but nothing herein shall relieve PFG from liability for its own gross negligence or willful misconduct.

8.10  Amendment.  The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of PFG.

8.11  Time of Essence.  Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

8.12  Attorneys’ Fees and Costs.  Borrower shall reimburse PFG for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by PFG, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs PFG incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce PFG’s security interest in, the Collateral; and otherwise represent PFG in any litigation relating to Borrower. If either PFG or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment.  All attorneys' fees and costs to which PFG may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

8.13  Benefit of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and PFG; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of PFG, and any prohibited assignment shall be void.  No consent by PFG to any assignment shall release Borrower from its liability for the Obligations.

8.14  Joint and Several Liability.  If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

8.15  Limitation of Actions. Any claim or cause of action by Borrower against PFG, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, incurred, done, omitted or suffered to be done by PFG, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of PFG, or on any other person authorized to accept service on behalf of PFG, within thirty (30) days thereafter.  Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action.  The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of PFG in its sole discretion.  This provision shall survive any termination of this Loan Agreement or any other Loan Document.

Partners for Growth	Loan and Security Agreement

8.16  Loan Monitoring; Marketing Disclosures.  At reasonable times and upon reasonable advance notice to Borrower, PFG shall have the right to visit personally with Borrower up to four times per calendar year at its principal place of business or such other location as the parties may mutually agree, for the purpose of meeting with Borrower’s management in order to remain as up-to-date with Borrower’s business as is practicable and to maintain best practices in terms of lender loan monitoring and diligence. Reasonable out-of-pocket costs, including travel and lodging for up to two PFG staff for two of the four visits shall be at Borrower’s expense and reimbursed in the same manner as other PFG expenses under this Agreement.

8.17  Paragraph Headings; Construction.  Paragraph headings are only used in this Agreement for convenience.  Borrower and PFG acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against PFG or Borrower under any rule of construction or otherwise. References to “Borrower” are construed to mean “each Borrower”, unless otherwise expressly specified. Amounts set off in brackets or parentheses are negative. The word “shall” is mandatory, the word “may” is permissive, and the word “or” is not exclusive. The term “Agreement” includes the Schedule.

8.18  Correction of Loan Documents. PFG may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as PFG provides Borrowers with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both PFG and Borrower.

8.19  Governing Law; Jurisdiction; Venue.  This Agreement and all acts and transactions hereunder and all rights and obligations of PFG and Borrower shall be governed by the laws of the State of California.  As a material part of the consideration to PFG to enter into this Agreement, Borrower (i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at PFG's option, be litigated in courts located within California, and that the exclusive venue therefor shall be San Francisco County; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

8.20  Multiple Borrowers; Suretyship Waivers.

(a)      Borrowers' Agent. Each Borrower (other than API) hereby irrevocably appoints API as the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting disbursement of the Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from PFG. PFG may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by the Chief Executive Officer or Chief Financial Officer of API or any other person designated in writing to PFG for such purpose by either of them, whether in API’s own name or on behalf of one or more Borrowers, and PFG shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers' obligations hereunder be affected thereby.

(b)      Waivers.  Each Borrower hereby waives:  (i) any right to require PFG to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other Person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with PFG or any indebtedness of PFG to any other Borrower, or to exercise any other right or power, or pursue any other remedy PFG may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other Person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other Person, with respect to all or any part of the Obligations, or by reason of any act or omission of PFG or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other Person or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of PFG to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other Person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other Person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding.  Until all of the Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of Borrower hereunder except the full performance and payment of all of the Obligations.  If any claim is ever made upon PFG for repayment or recovery of any amount or amounts received by PFG in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and PFG repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over PFG or any of its property, or by reason of any settlement or compromise of any such claim effected by PFG with any such claimant (including without limitation the any other Borrower), then and in any such event, Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and the Borrower shall be and remain liable to PFG under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by PFG, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement.  Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other Person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine. Each Borrower further hereby waives any other rights and defenses that are or may become available to the Borrower by reason of California Civil Code Sections 2787 to 2855 (inclusive), 2899, and 3433, as now in effect or hereafter amended, and under all other similar statutes and rules now or hereafter in effect.

Partners for Growth	Loan and Security Agreement

(c)      Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, PFG may, from time to time before or after revocation of this Agreement, do any one or more of the following in PFG's sole and absolute discretion:  (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other Person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which PFG at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any indebtedness whatsoever owing from such Person or secured by such Collateral or security, in such manner and order as PFG determines in its sole discretion, and regardless of whether such indebtedness is part of the Obligations, is secured, or is due and payable.  Borrower consents and agrees that PFG shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations.  Borrower further consents and agrees that PFG shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations.  Without limiting the generality of the foregoing, PFG shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.

 (d)     Foreclosure of Trust Deeds. Each Borrower waives all rights and defenses that the Borrower may have because any other Borrower's Obligations are secured by real property.  This means, among other things:  (1) PFG may collect from the Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; and  (2) If PFG forecloses on any real property collateral pledged by another Borrower:  (A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and  (B) PFG may collect from the Borrower even if PFG, by foreclosing on the real property collateral, has destroyed any right the Borrower may have to collect from the other Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses the Borrower may have because any other Borrower's Obligations are secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.  Each Borrower waives all rights and defenses arising out of an election of remedies by PFG, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Borrower's rights of subrogation and reimbursement against another Borrower or any other Person by the operation of Section 580d of the California Code of Civil Procedure or otherwise.

Partners for Growth	Loan and Security Agreement

(e)      Independent Liability.  Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by PFG. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any manner upon any representation or statement of PFG with respect thereto.  Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower's financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting PFG to furnish to it any information now or hereafter in PFG's possession concerning the same or any other matter.

(f)      Subordination.  All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by PFG to effect, to enforce and to give notice of such subordination.

8.21  Mutual Waiver of Jury Trial. BORROWER AND PFG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN PFG AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF PFG OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH PFG OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Francisco County, California Superior Court) appointed in accordance with Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Francisco County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Francisco County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

[Signature Page Follows]

Partners for Growth	Schedule to Loan and Security Agreement

Borrower:		PFG:

ADVANCED PHOTONIX, INC.		PARTNERS FOR GROWTH III, L.P.

By		By
President or Vice President
Name:

By
	Secretary or Ass't Secretary	Title:	Manager, Partners for Growth III, LLC Its General Partner

Borrower:

PICOMETRIX, LLC

By
President
Name
Richard D. Kurtz

Partners for Growth

Schedule to
Loan and Security Agreement

Borrower:	Advanced Photonix, Inc., a Delaware corporation
Address:	2925 Boardwalk, Ann Arbor, MI 48104

Borrower:	Picometrix, LLC, a Delaware limited liability company
Address:	2925 Boardwalk, Ann Arbor, MI 48104

Date:	February 8, 2013

This Schedule forms an integral part of the Loan and Security Agreement between PARTNERS FOR GROWTH III, L.P. and the above-borrower of even date.

1. LOAN (Section 1.1):

Loan:
The Loan shall consist of a term loan in the amount of $2,500,000, which shall be disbursed in full within two (2) Business Days of Borrower’s satisfaction of the conditions set forth in Section 9 of this Schedule, to the extent satisfaction is required by PFG on the Effective Date.

Repayment:
The principal amount of the Loan shall be repaid in 42 equal principal payments of $59,523.81 each, commencing on March 1, 2013, and continuing on the same day of each month thereafter until the earlier of the Maturity Date (on which date the entire unpaid principal balance of the Loan plus any and all accrued and unpaid interest shall be paid) and such earlier date as the Loan is repaid (such as, by prepayment).

The principal of the Loan may be prepaid at any time, in whole or in part, provided that, concurrently with the prepayment, Borrower pays to PFG a prepayment fee in the amount of: (i) 2% of the amount(s) prepaid during the first year from the Effective Date, (ii) 1.5% of the amount(s) prepaid during the second year from the Effective Date, and (iii) 1.0% of the amount(s) prepaid during the third year from the Effective Date.  Prepayments shall be applied to the principal payments on the Loan in the inverse order of their maturity.

Partners for Growth	Schedule to Loan and Security Agreement

2. INTEREST.

Interest Rate (Section 1.2):

The Loan shall bear interest at a rate equal to 11.75% per annum, payable monthly along with amortized principal payments.

Interest shall be calculated on the basis of a 360-day year and a year of twelve months of 30 days each for the actual number of days elapsed. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month.

Interest Rate Reduction:

If Borrower meets or exceeds Revenues of $21,137,000 and EBITDA of $(960,000) for the nine (9) month period ending September 30, 2013, then the non-Default Interest Rate specified above shall be adjusted to 9.75% until the Maturity Date.  Any Interest Rate reduction for which Borrower qualifies shall be effective as from the date Borrower delivers financial reports demonstrating its qualification for the Interest Rate reduction.

3. FEES (Section 1.3):

Loan Fee:	$50,000, payable in full on the Effective Date.

4. MATURITY DATE
(Section 5.1):	August 8, 2016.

5. FINANCIAL COVENANTS
(Section 4.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Liquidity Ratio:
Borrower’s unrestricted cash and Cash Equivalents with the Senior Lender plus the net balance sheet billed Accounts divided by Borrower’s Indebtedness to the Senior Lender of not less than 2.25 to 1:00.

Minimum EBITDA:
Borrower shall maintain EBITDA measured monthly on a rolling (trailing) three-month basis for the month ending the date set forth below and each of the immediately prior two months ending on the last day of each such month, of not less than the amounts set forth in the table below for the each of the monthly periods specified with the date ranges below:

Partners for Growth	Schedule to Loan and Security Agreement

Month Ending	Min EBITDA
February 28, 2013 through fiscal month ending June 30, 2013	($750,000
July 31, 2013 through fiscal month ending October 31, 2013	($300,000)
November 30, 2013 through fiscal month ending February 28, 2014	$1.00
March 31, 2014 through the fiscal month ending April 30, 2014	$100,000
May 31, 2014 through the Maturity Date	To be agreed upon by Borrowers and Bank, based on Board approved plan, but no rolling 3 month period to be set lower than $100,000

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) non-cash stock compensation, plus (e) income tax expense, plus (f) other non-cash items including intangible asset write-offs, plus (g) non-cash warrant liability expenses, in each case to the extent such items have been deducted from the calculation of Net Income or less non-cash warrant liability income to the extent added to the calculation of Net Income.

“Net Income” means, as calculated on a consolidated basis for Borrowers and their Subsidiaries, if any, for any period as at any date of determination, the net profit (or loss), after provision for taxes for such period taken as a single accounting period.

If at any time there is no Senior Lender, as defined, PFG will work with Borrower and provide new Financial Covenants that are in substance roughly equivalent to the aforesaid.

Partners for Growth	Schedule to Loan and Security Agreement

6. REPORTING.
      (Section 4.4):

Borrower shall provide PFG with the following:

(a)	Monthly accounts payable, accounts receivable and deferred Revenue schedules, aged by invoice date, and outstanding or held check registers, if any, within 30 days after the end of each month.

(b)	Monthly unaudited consolidated Financial Statements, as soon as available, and in any event within 30 days after the end of each month.

(c)
Monthly Compliance Certificates within 30 days after the end of each month and at each Loan request, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month or as at such date of Loan request Borrower was in full compliance with all of the terms and conditions of this Agreement and setting forth calculations showing compliance with the financial covenants set forth in this Schedule and such other information as PFG shall reasonably request.

(d)
Updates to the Representations, as and when required to render the information therein true, correct, accurate and complete as of the date of such date:  (i)  in all respects as to matters addressed in Part A of the Representations (except for the Collateral values set forth in Part A, Section 3(g), which must be true and correct in all Non-trivial respects) and Part B, Section 11, and (ii) in all Non-trivial respects with respect to all other sections of the Representations Letter.

(e)	Annual Borrower Board-approved Budgets and Forecasts (“Plan”), within the earlier of thirty (30) days after fiscal year end or when available.

(f)
Annual consolidated Financial Statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to PFG. If Borrower files a form 10-K with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

(g)	Copies of all reports and statements provided by Borrower to the Senior Lender, as and when requested by PFG.

Partners for Growth	Schedule to Loan and Security Agreement

(h)
Such other reports and information as PFG may request without undue burden on Borrower; provided, however, if Borrower is requesting consent to any action under this Agreement, a waiver of any term or forbearance from taking any action, or if Borrower is in Default, PFG shall be entitled to and Borrower shall provide such other reports and information as PFG may request in its discretion.

7.  BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated January 22, 2013, previously submitted to PFG (the “Representations”) is true, correct and complete as of the Effective Date.

8.  ADDITIONAL PROVISIONS

(a)	Senior Lender.

(1)
Senior Lender.  As used herein, “Senior Lender” means Silicon Valley Bank, and “Senior Loan Documents” means all present and future documents instruments and agreements entered into between Borrower and Senior Lender or by third parties relating to Borrower and Senior Lender.

(2)
Senior Debt Limit.  Borrower shall not permit the total Indebtedness of Borrower to Senior Lender, other than Non-Overdue Senior Monetary Obligations, to exceed (i) $694,444.42 owing (as of the Effective Date) under a term loan (which may not be reborrowed and which payments in respect of shall reduce the aggregate Senior Debt Limit specified below) plus (ii) amounts available under a $5,000,000 revolving loan facility (the sum of (i) and (ii), the “Senior Debt Limit”), including, but not limited to, monies borrowed by Borrower, interest on loans due from Borrower, fees and expenses for which Borrower is obligated, sums due from Borrower in connection with issuance of commercial letters of credit, issuance of forward contracts for foreign exchange reserve, and any other direct or indirect financial accommodation Senior Lender may provide to Borrower.

Partners for Growth	Schedule to Loan and Security Agreement

(3)
Senior Loan Documents.  Borrower represents and warrants that it has provided PFG with true and complete copies of all existing Senior Loan Documents, and Borrower covenants that it will, in the future, provide PFG with true and complete copies of any future Senior Loan Documents, including without limitation any amendments to any existing Senior Loan Documents.

(b)
Deposit Accounts.  Concurrently, Borrower shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’s security interest in said Deposit Accounts, subject to the security interest of the Senior Lender.  Said control agreements shall permit PFG, upon a Default, to exercise exclusive control over said Deposit Accounts (subject to the rights of the Senior Lender).

(c)
Subordination of Inside Debt.  All present and future indebtedness of Borrower to its officers, directors and shareholders, other than for ordinary course salary and bonus compensation (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on PFG’s standard form.  Borrower represents and warrants that there is no Inside Debt presently outstanding, except as set forth in Exhibit A.  Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to PFG a subordination agreement on PFG’s standard form.

  9.  CONDITIONS
In addition to any other conditions to the Loan set out in this Agreement, PFG will not make any Loan until PFG shall have received from each Borrower, in form and substance satisfactory to PFG, such documents, and completion of such other matters, as PFG may reasonably deem necessary or appropriate, including that there shall be no discovery of any facts or circumstances which would, as determined by PFG in its sole discretion, negatively affect or be reasonably expected to negatively affect the collectability of the Obligations, PFG’s security interest in Borrower’s Collateral or the value thereof, including, without limitation:

(a)
duly executed original signatures of Borrower to the Loan Documents to which Borrower is a party, including without limitation, this Agreement, the Intellectual Property Security Agreement and related Collateral Agreements and Notices, Pledge Agreement in respect of Subsidiary stock held Borrower, the PFG Warrants, landlord consents and bailee waivers, and subordination agreements among PFG, Borrower and holders of Subordinated Debt;

Partners for Growth	Schedule to Loan and Security Agreement

(b)
Each Borrower’s respective Constitutional Documents and, where applicable, a good standing certificate of Borrower certified by the Secretary of State or other Governmental Body of the jurisdiction of formation of each Borrower, as of a date no earlier than thirty (30) days prior to the date hereof, together with a foreign qualification certificate from the State of Michigan (Advanced Photonix, Inc. and Picometrix, LLC) and California (Advanced Photonix, Inc.);

(c)
A Certificate of Incumbency and a Secretary’s Certificate certifying the Constitutional Documents of Borrower and resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party, including in the case of Parent, the Warrant;

(d)	account control agreements as required by Section 8(b) of this Schedule, duly executed by Borrower and each relevant depositary institution in favor of PFG, including from the Senior Lender;

(e)
certified copies, dated as of a recent date, of Security Instrument searches, as PFG shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such Security Instruments either constitute Permitted Liens or have been or, in connection with the Loan, will be terminated or released;

(f)	the Representations, duly executed by Borrower,

(g)
Within sixty (60) days after the Effective Date, landlord consents executed in favor of PFG by Borrower’s principal office lessor in respect of its premises in Michigan and California and, if required by PFG, each other premises where Borrower holds Non-trivial Collateral, and warehouseman’s/bailee waivers in respect of third party premises where Non-trivial Collateral is stored or housed, in each case subject to Borrower’s reasonable best commercial efforts (which shall for purposes of determining such efforts, not require Borrower to expend more than $10,000 in third party costs in securing such waivers and consents);

Partners for Growth	Schedule to Loan and Security Agreement

(h)
duly authorized and executed Warrants in favor of PFG and its designees (the “PFG Warrant”) to purchase up to 1,195,000 shares of Parent common stock, in agreed form, in respect of which Parent shall have received the requisite notification from NYSE MKT that the covered securities have been approved for listing;

(i)	the insurance policies and/or endorsements required pursuant to Section 5.2;

(j)	payment of the Fees specified in Section 3 of this Schedule and PFG’s expenses incurred in connection with the Loan;

(k)	any third party consents required in order for Borrower to enter into and perform the Loan Documents;

(l)	a Subordination Agreement in agreed form between PFG and the Senior Lender;

(m)	execution, delivery and (as necessary or appropriate) filing of all Security Instruments;

(n)	Subordination Agreements from any non-trade creditor holder of Borrower Indebtedness (other than Michigan Economic Development Corporation), in favor of PFG; and

(o)
to the extent that the conditions to this Agreement have not been completed as of the date hereof, a post-closing obligations letter in PFG’s customary form by which PFG waives or defers performance of such conditions as PFG is willing to defer in its sole business discretion.

[Signature Page Follows]

Borrower:		PFG:

ADVANCED PHOTONIX, INC.		PARTNERS FOR GROWTH III, L.P.

By		By
President or Vice President
Name:

By
	Secretary or Ass't Secretary	Title:	Manager, Partners for Growth III, LLC Its General Partner

Borrower:

PICOMETRIX, LLC

By
President
Name
Richard D. Kurtz

Exhibit A to Loan and Security Agreement

Section 7—“Permitted Indebtedness”—Other Existing Permitted Indebtedness:

Section 7—“Permitted Investments”—Other Existing Permitted Investments:

Schedule Section 8 - “Inside Debt”:

Exhibit B to Loan and Security Agreement – Compliance Certificate